Exhibit 99.1

Oxford Immunotec Reports Third Quarter 2018 Financial Results

●	Closed transformative deal to sell U.S. laboratory services business to Quest Diagnostics
●	T-SPOT®.TB tests sold in the third quarter exceeded one million tests for the first time
●	Significant improvement in GAAP net loss; first quarter of positive non-GAAP adjusted EBITDA

OXFORD, United Kingdom and MARLBOROUGH, Mass., November 9, 2018 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, high-growth diagnostics company, today announced third quarter 2018 financial results.

“We are very pleased with the continued strong growth in our TB business, as well as the Company’s continued progress on profitability metrics,” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “The Quest transaction is a transformative event for the Company that well positions us for greater commercial and financial success”.

By revenue type, total revenues were, in millions:

	Three Months Ended September 30,
	2018	2017	Percent Change

Product	$15.1	$13.4	12%
Service	1.0	1.6	-40%
Total Revenue	$16.1	$15.0	7%

By geography, total revenues were, in millions:

	Three Months Ended September 30,
			Percent Change
	2018	2017	As Reported	Constant Currency (a)

United States	$2.9	$3.4	-15%	-15%
Europe & ROW	2.3	2.2	3%	4%
Asia	10.9	9.4	16%	18%
Total Revenue	$16.1	$15.0	7%	8%

(a) Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations.

Third Quarter 2018 Financial Results

Revenue for the third quarter of 2018 was $16.1 million, representing a 7% increase from third quarter 2017 revenue of $15.0 million. On a constant currency basis, revenue growth was 8% versus the prior year period.

2018 third quarter product revenue was $15.1 million, representing a 12% increase from product revenue of $13.4 million in the third quarter of 2017. Service revenue for the third quarter of 2018 was $1.0 million, down 40% from 2017 third quarter service revenue of $1.6 million. The decrease in service revenue was driven by an expected decline in blood donor screening revenue.

United States revenue was $2.9 million in the third quarter of 2018, representing a 15% decline from revenue of $3.4 million in the prior year period. Growth in our core tuberculosis business was offset by an expected decline in blood donor screening revenue.

Europe & ROW revenue was $2.3 million in the third quarter of 2018, representing a 3% increase compared to the third quarter of 2017. On a constant currency basis, Europe & ROW revenue increased 4% versus the third quarter of 2017.

Asia revenue was $10.9 million in the third quarter of 2018, representing an increase of 16% compared to 2017 third quarter revenue of $9.4 million. On a constant currency basis, Asia revenue increased 18% versus the third quarter of 2017.

Gross profit for the third quarter of 2018 was $11.5 million, an increase of approximately $1.7 million from gross profit of $9.8 million in the same period of 2017. Gross margin was 71.5%, an increase of 650 basis points from gross margin of 65.0% in the third quarter of 2017.

Operating expenses were $16.5 million in the third quarter of 2018, a decrease of approximately $11.1 million compared to $27.6 million in the third quarter of 2017. Excluding one-time items, operating expenses for the third quarter of 2018 decreased approximately $900k compared to the third quarter of 2017.

Net loss for the third quarter of 2018 was $3.5 million, or $0.13 per share, compared to $16.8 million, or $0.70 per share, in the third quarter of 2017. Net loss per share was based on 26,033,550 and 24,123,574 weighted average ordinary shares outstanding for the third quarters of 2018 and 2017, respectively.

EBITDA for the third quarter of 2018 was $(1.2) million compared to $(14.7) million in the third quarter of 2017. Adjusted EBITDA was $2.3 million for the third quarter of 2018 compared to $(2.5) million in the same period in 2017. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Quest Diagnostics Completes Acquisition of Our U.S. Laboratory Services Business

On November 6, 2018, Quest Diagnostics completed its previously announced acquisition of our U.S. laboratory services business. The T-SPOT.TB tuberculosis and the Accutix tick-borne disease testing services are now part of Quest Diagnostics’ portfolio of innovative infectious disease testing services. As part of the transaction, we will sell T-SPOT.TB test kits and related accessories to Quest Diagnostics under the terms of a long-term supply agreement. In addition, the parties have entered into a strategic collaboration agreement to drive continued growth of T-SPOT.TB testing in the U.S.

The transaction represents a strategic business shift having a major effect on our operations and financial results. Accordingly, the assets and liabilities of this business have been classified as held for sale and the related operations reported in discontinued operations in our condensed consolidated financial statements for all periods presented.

Supplemental Financial Information

To assist investors in understanding third quarter results excluding the disposition of the U.S. laboratory services business, Oxford Immunotec has provided Unaudited Non-GAAP Pro Forma Condensed Combined Statement of Operations for the quarterly period ended September 30, 2018 as Exhibit 99.2 to our Current Report on Form 8-K furnished on November 9, 2018.

Conference Call

Oxford Immunotec will host a conference call on Friday, November 9, 2018 at 8:00 a.m. Eastern Time to discuss its third quarter 2018 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 7673307 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions. The Company's T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company is headquartered near Oxford, U.K. and in Marlborough, MA. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this release are forward-looking statements. This includes statements about Oxford Immunotec's anticipated plans, objectives, intentions, the anticipated benefits of the transaction, the effects of the transaction, including effects on future financial and operating results, prospects for sales of its products and other statements that are not historical facts. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. Risks and uncertainties include, among others: the potential disruption of management time from ongoing business operations due to the transaction; the risk that Oxford Immunotec may fail to realize the expected benefits from the transaction; the risk that the announcement of the completion of the transaction could have adverse effects on the market price of Oxford Immunotec's ordinary shares; decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers that could affect Oxford Immunotec's business and prospects; Oxford Immunotec’s exposure to potential litigation and contingent liabilities pursuant to the transaction; as well as Oxford Immunotec’s ability to expeditiously and successfully expand its sales and distribution networks. The risks included above are not exhaustive. Other factors that could adversely affect Oxford Immunotec's business and prospects are described under the "Risk Factors" section in its filings with the Securities and Exchange Commission ("SEC"). Oxford Immunotec's SEC filings are available for free by visiting the investor section of its website, www.oxfordimmunotec.com, or the SEC's website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. Oxford Immunotec does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media and Investor Inquiries:

Karen Koski

VP, Strategy and Investor Relations

Oxford Immunotec

Tel: +1 (508) 556-1377

kkoski@oxfordimmunotec.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2018	2017	2018	2017
Revenue:
Product	$15,095	$13,419	$40,236	$37,713
Service	955	1,592	4,150	4,411
Total revenue	16,050	15,011	44,386	42,124
Cost of revenue:
Product	3,864	4,035	9,993	11,319
Service	709	1,212	2,877	3,513
Total cost of revenue	4,573	5,247	12,870	14,832
Gross profit	11,477	9,764	31,516	27,292
Operating expenses:
Research and development	1,754	2,931	5,969	8,092
Sales and marketing	6,432	7,257	20,655	22,175
General and administrative	8,132	7,066	19,349	19,456
Change in fair value of contingent purchase price consideration	—	(880)	—	(3,475)
Intangible assets impairment charge	—	11,064	—	11,064
Settlement expense	212	196	1,979	9,831
Total operating expenses	16,530	27,634	47,952	67,143
Operating loss from continuing operations	(5,053)	(17,870)	(16,436)	(39,851)
Other expense:
Interest expense, net	(673)	(781)	(2,011)	(2,411)
Foreign exchange losses	(52)	(624)	(306)	(1,277)
Other income (expense)	5	—	(242)	(262)
Loss from continuing operations before income taxes	(5,773)	(19,275)	(18,995)	(43,801)
Income tax expense from continuing operations	(485)	(222)	(1,182)	2,189
Loss from continuing operations	(6,258)	(19,497)	(20,177)	(41,612)
Discontinued operations:
Income (loss) from discontinued operations before income taxes	2,774	2,650	(104)	(73)
Income tax expense	—	—	—	—
Income (loss) from discontinued operations	2,774	2,650	(104)	(73)
Net loss	$(3,484)	$(16,847)	$(20,281)	$(41,685)

Net loss from continuing operations per ordinary share—basic and diluted	$(0.24)	$(0.81)	$(0.78)	$(1.80)
Net income (loss) from discontinued operations per ordinary share—basic and diluted	0.11	0.11	0.00	0.00
Net loss per ordinary share—basic and diluted	$(0.13)	$(0.70)	$(0.78)	$(1.80)

Reconciliation of net loss to Adjusted EBITDA (1)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2018	2017	2018	2017
Net loss	$(3,484)	$(16,847)	$(20,281)	$(41,685)
Income tax expense (benefit)	486	222	1,183	(2,189)
Interest expense, net	534	641	1,590	1,982
Depreciation and amortization of intangible assets	1,167	1,122	3,410	3,115
Accretion and amortization of loan fees	140	140	421	429
EBITDA	(1,157)	(14,722)	(13,677)	(38,348)

Reconciling items:
Share-based compensation expense	1,016	1,506	3,763	4,266
Unrealized exchange (gains) losses	(234)	333	(717)	614
Change in fair value of contingent purchase price consideration	—	(880)	—	(3,475)
Intangible assets impairment charges	—	11,064	—	11,064
Settlement expense	211	196	1,979	9,831
Transaction expenses	2,445	—	2,445	—
Adjusted EBITDA	$2,281	$(2,503)	$(6,207)	$(16,048)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net loss, adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The above table presents a reconciliation of net loss, the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	September 30,	December 31,
(in thousands, except share and per share data)	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$70,156	$90,332
Accounts receivable, net	7,080	6,021
Inventory, net	6,114	7,137
Prepaid expenses and other assets	2,957	2,711
Current assets held for sale	31,899	14,281
Total current assets	118,206	120,482
Restricted cash, non-current	200	200
Property and equipment, net	6,428	2,764
Goodwill	2,483	2,483
Other intangible assets, net	958	1,036
Deferred tax asset	885	2,486
Noncurrent assets held for sale	—	14,785
Total assets	$129,160	$144,236

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,685	$5,552
Accrued liabilities	10,189	7,807
Settlement liability	4,530	4,342
Deferred income	31	36
Current portion of loans payable	30,200	78
Current liabilities held for sale	4,361	4,630
Total current liabilities	52,996	22,445
Long-term portion of loans payable	97	29,856
Settlement liability	4,064	3,894
Other liabilities	—	364
Noncurrent liabilities held for sale	37	48
Total liabilities	57,194	56,607

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at September 30, 2018 and December 31, 2017, and 26,337,963 and 25,661,634 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	276	269
Additional paid-in capital	300,802	294,613
Accumulated deficit	(221,822)	(201,541)
Accumulated other comprehensive loss	(7,290)	(5,712)
Total shareholders’ equity	71,966	87,629
Total liabilities and shareholders’ equity	$129,160	$144,236